SECURITIZE’S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with Securitize’s unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Form 8-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to Securitize’s plans and strategy for its business, includes forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and sections of the Company's Registration Statement on Form S-1 filed with the SEC on July 31, 2026 (File No. 333-297848) (the "Form S-1" or "S-1"), including “Cautionary Statement Regarding Forward-Looking Statements.” Therefore, actual results may differ materially from those contained in any forward-looking statements. For purposes of this section, references to “Securitize,” “we,” “our” or “us” are to Securitize, Inc. and its subsidiaries prior to consummation of the Business Combination, and Securitize Corp. (f/k/a Securitize Holdings, Inc.) and its subsidiaries (including Securitize I, Inc. f/k/a Securitize, Inc.) following consummation of the Business Combination.

Securitize Overview

Securitize was the first digital securities issuance platform, founded in 2017 and coming to market in January 2018. Securitize and its subsidiaries have built the most comprehensive and trusted infrastructure for tokenizing financial assets on-chain. The company operates a fully regulated, end-to-end platform for the issuance, trading and servicing of tokenized securities. As the only vertically integrated tokenization provider with SEC-registered entities across a transfer agent, broker-dealer, alternative trading system (ATS), exempt investment advisor (see registration update below) and fund administrator, Securitize uniquely enables a complete lifecycle for tokenized assets. These registrations enable Securitize to legally issue, manage, and trade digital securities in the United States under the same framework that governs traditional equities and bonds, while leveraging the efficiency and transparency of blockchain technology. Recently, on July 27, 2026, Securitize registered its previously exempted entity, Securitize Capital, and became a full U.S. Securities and Exchange Commission (SEC) Registered Investment Advisor (RIA).

Key Factors Affecting Our Operating Performance

Growth of the Internet financial system

The Internet financial system is increasingly being built on blockchain infrastructure, and represents a fundamental shift that we believe will result in a profound change to the existing financial system by materially improving efficiency, reducing costs, expanding accessibility, and accelerating innovation. While the Internet financial system has grown rapidly, it remains in its infancy and is very small relative to the legacy financial system. We believe we are well positioned to be among the winners in this emerging, transformative space, and we expect increased adoption and expansion of the Internet financial system to be a key driver of growth in all our products and services, and hence of our overall financial performance.

Government regulation

At Securitize, we have always had a “regulation first” philosophy that underlies our operations and has led to significant investments in building a robust compliance infrastructure regarding the tokenization of real-world assets (“RWAs”). As global regulatory frameworks continue to evolve and expand in scope, we remain vigilant in monitoring these changes and expect to continue allocating significant resources across our legal, compliance, product, and engineering teams to ensure our tokenization practices remain aligned with both current and anticipated regulations.

Major economies around the world including the United States, European Union, Hong Kong, Japan, and Singapore are actively developing and refining national laws that govern digital representations of traditional assets. Others, such as the United Arab Emirates, are exploring comprehensive frameworks to integrate tokenized RWAs into their financial systems.

In the U.S., the recent passage of the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) marks a pivotal step toward establishing regulatory clarity for digital asset markets, including tokenized securities and other RWAs. The GENIUS Act is a U.S. federal law enacted in July 2025 that creates a regulatory framework for stablecoin digital assets pegged to the U.S. dollar. We believe that increased global regulatory certainty will foster greater institutional and consumer confidence in tokenized assets, accelerating their adoption as a trusted and efficient vehicle for investment and capital formation. These developments reinforce our belief that Securitize is well-positioned to lead the growth of a compliant and scalable RWA tokenization ecosystem.

Growth in TradFi market

Management believes the continued adoption of tokenized real-world assets and blockchain-enabled financial infrastructure may support long-term demand for the Company’s platform and servicing capabilities. Specifically, we expect to expand into the over $400 trillion Traditional Finance (“TradFi”) market by growing our user base with tokenized products. These products will provide individual investors access to alternative assets that TradFi institutions do not offer. These products will also provide individual investors with securities that have more efficient fractional ownership, lower minimums, are self-directed, and have more liquidity options which tokenization enables.

Price and volatility of digital assets

Values of certain digital assets have been highly volatile. Effects from speculation regarding the future appreciation or depreciation in the value of digital assets, making their market prices more volatile, may materially and adversely affect the value of our digital asset inventory. Changing investor confidence and resultant fluctuations in the price of various digital assets may cause uncertainty in the market and could negatively impact trading volumes of digital assets, which would negatively impact our business and operating results.

Adoption of digital assets

The digital asset ecosystem experienced rapid growth in 2021, driven by increasing adoption of digital assets, advancements in blockchain technology, the expansion of decentralized applications, and the emergence of tokenization as a significant use case. Following a period of contraction in 2022, the industry continued to mature through ongoing technological innovation, expanding commercial applications, increasing regulatory engagement, and growing participation by institutional investors and enterprises.

Adoption of digital assets has evolved beyond an initially retail-driven user base to include asset managers, financial institutions, corporations, and other organizations utilizing digital assets and blockchain technology for investment, operational, and commercial purposes. The launch of spot-based digital asset exchange-traded funds

(“ETFs”) in the United States in 2024 contributed to broader accessibility and increased participation by traditional financial market participants. In addition, according to data published by RWA.xyz, the value of tokenized real-world assets distributed on public blockchain networks increased from approximately $25 billion at the end of 2025 to more than $35 billion as of June 30, 2026, reflecting increasing adoption of tokenization across asset classes including government securities, private credit, commodities, equities and real estate. Over the same period, the number of holders of tokenized real-world assets increased from approximately 0.6 million at the end of 2025 to approximately 1.0 million as of June 30, 2026.

However, historical trends are not indicative of future adoption, and it is possible that adoption of digital assets, tokenization technologies, and blockchain-based infrastructure may slow, take longer to develop, or never achieve broad acceptance, which could negatively impact our business and operating results.

Other challenges and risks

We are operating in new industries that are highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, and the frequent introduction of new products and services. We are subject to uncertain and evolving industry and regulatory requirements. While we believe we are well-positioned to capitalize on market opportunities made possible by the rapid evolution of the digital assets ecosystem, due to the relatively nascent stage of our industries and other challenges that we face, our business model also presents certain material risks.

All participants in the cryptoeconomy, including direct investors, consumers and providers of goods and services related to this industry, may be subject to additional costs associated with participating in this industry, as compared with participation in established commerce, due to the rapidly evolving landscape. The potentially higher costs associated with the cryptoeconomy include, but are not limited to, elevated legal and financial advisory fees, use of significant resources to monitor and maintain compliance with applicable laws and regulations, as well as elevated and unpredictable costs of custody, transactions, insurance and theft. Other material risks specific to this industry include a lack of adoption or acceptance of digital assets and blockchain technology, the volatile prices of digital assets, exposure to malicious actors and platform vulnerabilities, and uncertainties in the tax and accounting treatment of digital assets, among others.

Key Indicators of Performance and Financial Condition

The Company uses a variety of operating and financial metrics, including a non‑U.S. GAAP (“non‑GAAP”) financial measure, to evaluate the performance of its business and assess its financial condition. Key financial metrics include total revenue, net income (loss), and Adjusted EBITDA. Key operating metrics include average assets under management (“AUM”), assets under administration ("AUA"), and transaction volume, as defined below.

Average Assets Under Management

AUM serves as a critical indicator of Securitize’s operational scale and market traction. As a measure of the total value of digital securities and tokenized assets managed across its platform, AUM reflects both investor confidence and the platform’s ability to attract and retain high-quality issuers. The following table highlights Securitize’s AUM growth over time, offering insight into its expanding footprint in the digital asset ecosystem and its effectiveness in delivering compliant, blockchain-based investment solutions:

Average AUM
During the three months ended June 30, 2026	$4,255,841,108
During the six months ended June 30, 2026	$3,714,783,636
During the three months ended June 30, 2025	$3,667,080,129
During the six months ended June 30, 2025	$2,675,968,197

Average AUM for the three months ended June 30, 2026 increased by approximately $0.6 billion, or 16.1%, to $4.3 billion, from $3.7 billion for the three months ended June 30, 2025. Average AUM for the six months ended June 30, 2026 increased by approximately $1.0 billion, or 38.8%, to $3.7 billion, from $2.7 billion for the six months ended June 30, 2025. The increase in average AUM was primarily driven by significant growth in tokenized fund issuances, expansion of institutional partnerships, and increased adoption of tokenized real-world assets on the Securitize platform.

Assets Under Administration

Assets under administration ('AUA') represents the aggregate value of assets for which the Company provides fund administration services, including subscription and redemption processing, recordkeeping, and related fund servicing functions, as of the measurement date. As of June 30, 2026, AUA was $24.3 billion, administered across 663 funds for over 150 clients.

Transaction Volume

Transaction volume represents the aggregate volume of investments, redemptions, dividends, and cross-chain movements of assets issued on the Securitize platform during the period. Transaction volume for the three months ended June 30, 2026 was $5.3 billion, an increase of $3.1 billion compared to $2.2 billion for the three months ended June 30, 2025. The increase was primarily driven by subscription and redemption activity in BUIDL and BUIDL-I, alongside a new $250 million subscription into STAC from a number of institutional stablecoin reserve accounts.

Significant Transactions

Business Combination

On July 1, 2026, the Company completed its Business Combination with Cantor Equity Partners II, Inc. ("CEPT"), with both entities becoming wholly owned subsidiaries of Securitize Corp. ("PubCo"), which began trading on the New York Stock Exchange under the ticker symbol "SECZ" on July 2, 2026. The transaction generated aggregate proceeds of approximately $375 million, including approximately $198 million from a concurrent PIPE financing. The Company incurred approximately $60 million in transaction costs and the Business Combination has been accounted for as a reverse recapitalization, with Securitize treated as the accounting acquirer and the transaction treated as the equivalent of Securitize issuing shares for the net assets of CEPT, with no goodwill or intangible assets recorded. Refer to Note 20, Subsequent Events, of the condensed consolidated financial statements for further details.

In connection with becoming a public company, we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, hiring of new personnel and fees to outside consultants, and costs related to implementation of an appropriate internal control framework, insurance, and investor relations.

MG Stover Acquisition

On April 15, 2025, the Company completed the acquisition of all outstanding equity interests of MG Stover LLC (“MG Stover” or "MG Stover & Co."), a leading fund administrator for digital assets. As a result, MG Stover’s operating results have been consolidated into the Company’s financial statements effective from the acquisition date. The total purchase consideration was $21.1 million, net of cash acquired. No equity was issued as part of the transaction.

Acquired intangible assets include customer relationships valued at approximately $9.4 million, which were fair valued using a discounted cash flow method based on company projections and Level 3 inputs. The trademark and non-compete agreements were determined to have de minimis values due to immediate rebranding and retention of key personnel. Goodwill of approximately $13.0 million represents expected synergies, expanded service capabilities, and the excess of purchase price over the fair value of net assets acquired.

Convertible Promissory Notes Payable Issuance

During the years ended December 31, 2025 and 2024, the Company issued convertible promissory notes ("the Convertible Notes") to various investors for proceeds. The total principal outstanding was $79.9 million as of June 30, 2026 and December 31, 2025, and $49.9 million as of December 31, 2024. The Convertible Notes are senior to other secured indebtedness and carry a 5% annual interest rate. The interest on the notes issued during the year ended December 31, 2025 is compounding until either full repayment or conversion, and the interest on the notes issued during the year ended December 31, 2024 is simple interest. The Convertible Notes mature 36 months from issuance. On July 1, 2026, all outstanding convertible promissory notes and simple agreements for future equity were converted into shares of the Company's common stock and then exchanged into PubCo common stock. Refer to Note 20, Subsequent Events, for further details.

Lending and Collateralization Arrangements Involving Tokens

During the fourth quarter of 2024 and the year ended December 31, 2025, the Company became party to lending arrangements, governed by various Master Loan and Security Agreement (MLSAs), with certain investors of tokenized funds (the “counterparties”). Under the MLSAs, we were subject to making advances to the counterparties in exchange for transferring certain tokens as collateral on the loans. These loans receivable bear an annual facilitation fee of approximately 2% which accrues until settled as a deduction from the collateral balance remitted back to the counterparties. The loans have no specified maturity date and are mutually callable. We simultaneously locked the tokens received as collateral in a smart contract with a decentralized finance network, and in exchange for the locked tokens (which are minted as “sTokens” to enhance composability with these networks and are recorded on the unaudited condensed consolidated balance sheet within ‘Restricted tokenized assets’ in the aggregate amounts of $1.7 million as of December 31, 2025) we obtain stablecoins or another form of collateralized digital assets. The digital assets received have historically either been held for investment or used for other purposes by the Company such as funding our outstanding ‘Digital assets loan receivable’ balance by immediately transferring the digital assets obtained back to the counterparties. As a result of the Company’s facilitation of these transactions through proof‑of‑concepts demonstrating how tokenized real‑world assets (RWAs) can interact with DeFi protocols to enable new institutional investment strategies—while concurrently advancing the ecosystem and increasing the amount of tokenized assets and protocols available—the public release of these smart contracts has been successfully rolled out, allowing investors to access them independently as intended. Specifically, the Company’s facilitation of each transaction’s execution is no longer required, while the functionality still provides for the level of compliance necessary for the underlying RWAs and the applicable regulatory frameworks. Accordingly, during the final months of the year ended December 31, 2025 and during the six months ended June 30, 2026, the Company wound down all of these lending arrangements with counterparties and had no associated amounts remaining on the unaudited condensed consolidated balance sheets as of June 30, 2026.

See the notes to the unaudited condensed consolidated financial statements, Lending and Collateralization Arrangements Involving Tokens (Note 15), for additional details regarding our MLSAs.

Secondary transactions and exchange of Common stock for Series B-4 redeemable convertible preferred stock

During the three and six months ended June 30, 2025, certain former employees, co-founders, and related parties sold 653,911 shares of common stock, 95,203 shares of Series A redeemable convertible preferred stock, 4,649 shares of Series B-1 redeemable convertible preferred stock, and 64,399 shares of Series B-2 redeemable convertible preferred stock to new and existing investors at purchase prices in excess of the estimated fair value of the respective classes of stock at the time of the transaction (“2025 secondary transactions”). The Company waived its right of first refusal applicable to such shares. As a result of the common stock transactions, the Company recorded a total of $8.3 million in stock-based compensation expense for the excess of the purchase price paid by these investors over the fair value of shares sold. This amount is included in ‘Compensation and benefits’ expense on the unaudited condensed consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2025. As a result of the preferred stock transactions, the Company recorded a deemed dividend in the amount of $1.5 million for the excess of the purchase price paid by these investors over the carrying value of the shares sold. In connection with certain of the 2025 secondary transactions, on March 4, 2025, a preferred stockholder exchanged 421,723 shares of common stock with the Company for 421,723 shares of Series B-4 redeemable convertible preferred stock. The fair value of the newly issued Series B-4 redeemable convertible preferred stock at the time of the exchange was $6.3 million. Upon completion of the Series B-4 redeemable convertible preferred stock exchange, the associated shares of common stock received in the exchange were retired.

The Company did not have any secondary transactions during the six months ended June 30, 2026.

Sale of Securitize for Advisors

On November 26, 2025, the Company finalized the sale of their Securitize For Advisors business, which was presented as discontinued operations in the consolidated financial statements as of and for the year ended December 31, 2025. The base consideration/sale price per the Agreement was $2,871,526.

Certain Components of Results of Operations

Revenue

Revenues are derived from tokenization of funds and RWAs in addition to the integration of blockchain protocols to optimize fund processes, as well as distribution fees from certain products. Revenues are also derived from asset services which include an SEC-registered transfer agent focused on providing a comprehensive suite of service, in addition to fund administrative services.

Operating costs and expenses:

Cost of revenue (exclusive of items shown below)

Cost of revenue consists of direct costs incurred to provide services to the Company’s customers. These costs primarily include direct labor cost, which include salaries, wages, and benefits for employees directly involved in the servicing of customers for the Company’s Tokenization and Asset Servicing offerings, including certain blockchain and protocol engineers as well as fund administrators, among others. Other costs of revenues include contractor costs, security and identity verification costs, legal fees, software subscription costs, and certain other costs incurred as a direct result of customer transactions. These costs do not include depreciation, amortization, and the allocation of any rent or utilities.

Selling, general & administrative

Selling, general & administrative expenses include non‑personnel operating costs such as professional and consulting fees, legal and accounting services, recruiting costs, facilities and office expenses, travel and entertainment, software costs not related to providing or supporting services to customers, equipment costs, insurance, regulatory and licensing fees, depreciation and amortization, and other general corporate expenses that are not directly attributable to cost of revenues, product and development, or sales and marketing activities.

Compensation and benefits

Compensation and benefits consist of base compensation for employees and contractors, incentive and equity compensation tied to performance and retention, and payroll related taxes, benefits, and other employee related costs.

Provision for expected credit losses

Provision for expected credit losses consists of changes to our provision on our trade accounts receivable balances.

Loss on digital assets from operations, net

Loss on digital assets from operations, net reflect changes in the fair value of digital assets held by the Company that are recognized in earnings as a result of market price fluctuations and the Company’s level of digital asset holdings.

Other income (expense):

Other income (expense), net consists of non-operating income and expenses not directly related to our core operations. This includes income (expense) from yield earned on the Company’s tokenized assets for which it has control, interest expense, interest income, dividend income, gain (loss) on digital assets held for investment, net, change in fair value of certain options, SAFEs, and derivative liabilities.

Provision for income taxes

Provision from income taxes includes income taxes related to foreign jurisdictions and U.S. federal and state income taxes. As we conduct business activities internationally, any changes in the U.S. and foreign taxation of such activities may affect our overall provision for income taxes in the future.

Net loss from discontinued operations

Loss from discontinued operations includes financial activity related to the Securitize for Advisors reporting unit, which was sold in the fourth quarter of 2025 and presented as discontinued operations in the unaudited condensed consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2025.

Other comprehensive income (loss)

Other comprehensive income (loss) consists of our foreign currency translation adjustment from our operations in Japan, Europe, and Israel.

Results of Operations

Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025

The following table summarizes the results of operations for the periods indicated:

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Revenue	$14,435,845	$15,262,176	$(826,331)	(5)%

Operating costs and expenses:
Cost of revenue (exclusive of items shown below)	3,981,122	3,532,624	448,498	13%
Selling, general & administrative	8,217,259	3,523,906	4,693,353	133%
Compensation and benefits	10,547,883	8,031,538	2,516,345	31%
Provision for expected credit losses	1,315,134	111,885	1,203,249	1,075%
Loss on digital assets from operations, net	82,705	259,910	(177,205)	(68)%
Total operating costs and expenses	24,144,103	15,459,863	8,684,240	56%
Loss from operations	(9,708,258)	(197,687)	(9,510,571)	4,811%
Other income (expense):
Interest expense	(1,105,915)	(1,389,167)	283,252	(20)%
Interest income	176,391	347,802	(171,411)	(49)%
Dividend income	87,581	43,313	44,268	102%
Loss on digital assets held for investment, net	(512,615)	—	(512,615)	n/m
Other income (expense), net	1,145,805	(148,833)	1,294,638	870%
Change in fair value of option liability	(29,266,000)	(977,000)	(28,289,000)	(2,895)%
Change in fair value of simple agreements for future equity	(4,310,000)	(383,000)	(3,927,000)	(1,025)%
Change in fair value of derivative liability	21,843,000	(2,754,000)	24,597,000	893%
Total other expense, net	(11,941,753)	(5,260,885)	(6,680,868)	127%
Net loss from continuing operations before income taxes	(21,650,011)	(5,458,572)	(16,191,439)	297%
Provision for income taxes	(39,191)	(80,216)	41,025	(51)%
Net loss from continuing operations	(21,689,202)	(5,538,788)	(16,150,414)	292%
Net loss from discontinued operations	—	(607,515)	607,515	(100)%
Net loss	(21,689,202)	(6,146,303)	(15,542,899)	253%

Revenue

Revenue for the three months ended June 30, 2026 was $14.4 million, a decrease of $0.9 million compared to $15.3 million for the three months ended June 30, 2025, reflecting lower tokenization revenue, partially offset by higher asset servicing revenue.

Tokenization revenue for the three months ended June 30, 2026 was $7.8 million, a decrease of $1.1 million compared to $8.9 million for the three months ended June 30, 2025. The decrease was primarily attributable to lower revenue from fewer on-chain integrations completed during the current year period as compared to the prior year period.

Asset servicing revenue for the three months ended June 30, 2026 was $6.6 million, an increase of $0.2 million compared to $6.4 million for the three months ended June 30, 2025, primarily attributable to growth in the underlying business.

Operating costs and expenses:

Cost of revenue (exclusive of items shown below)

Cost of revenue for the three months ended June 30, 2026 was $4.0 million, an increase of $0.5 million compared to $3.5 million for the three months ended June 30, 2025. The increase was primarily due to increased headcount of revenue-generating personnel and higher software & systems expenses, mainly associated with the acquisition of MG Stover.

Cost of revenue as a percentage of revenue was 27.6% for the three months ended June 30, 2026, compared to 23.1% for the three months ended June 30, 2025. This increase was largely attributable to the acquisition of MG Stover.

Selling, general & administrative

Selling, general & administrative expenses for the three months ended June 30, 2026 were $8.2 million, an increase of $4.7 million compared to $3.5 million for the three months ended June 30, 2025. The increase was driven in part by higher consulting, professional, license fees, software & subscriptions expenses, and accounting fees of $3.0 million, including costs associated with public-company readiness efforts, a portion of which are non-recurring in nature. The remaining approximately $1.7 million increase was primarily driven by higher IT, conferences & industry event fees, and other marketing expenses, among others, some of which were driven by the acquisition of MG Stover.

Selling, general & administrative expenses represented approximately 56.9% of revenue for the three months ended June 30, 2026, compared to approximately 23.1% for the three months ended June 30, 2025. The increase as a percentage of revenue was primarily due to higher consulting, professional, and accounting fees, including investments in public company readiness, which outpaced revenue in the current-year period.

Compensation and benefits

Compensation and benefits expense for the three months ended June 30, 2026 was $10.5 million, an increase of $2.5 million compared to $8.0 million for the three months ended June 30, 2025. The increase was primarily driven by higher salaries, bonus, contractor, and benefits costs resulting from increased headcount, including at Securitize Fund Services associated with the acquisition of MG Stover and increased headcount as part of becoming a public company.

Compensation and benefits expense represented approximately 73.1% of revenue for the three months ended June 30, 2026, compared to approximately 52.6% for the three months ended June 30, 2025. The increase as a percentage of revenue was primarily driven by increased headcount, including personnel added through the acquisition of MG Stover and corporate hiring, while revenue was relatively flat in the current-year period.

Provision for expected credit losses

Provision for expected credit losses for the three months ended June 30, 2026 was $1.3 million, an increase of $1.2 million compared to $0.1 million for the three months ended June 30, 2025. The increase primarily reflected the write-off of a specific customer's accounts receivable balance.

Loss on digital assets from operations, net

Loss on digital assets from operations, net was a $0.1 million loss for the three months ended June 30, 2026, largely consistent with the $0.3 million loss for the three months ended June 30, 2025.

Other income (expense):

Interest expense

Interest expense was $1.1 million for the three months ended June 30, 2026, largely consistent with $1.4 million for the three months ended June 30, 2025. Any differences between the periods were primarily attributable to the finalization of interest accrued on our convertible notes in connection with the Business Combination.

Interest income

Interest income was $0.2 million for the three months ended June 30, 2026, a decrease of $0.1 million compared to $0.3 million for the three months ended June 30, 2025, remaining relatively flat year over year.

Dividend income

Dividend income was $0.1 million for the three months ended June 30, 2026, compared to less than $0.1 million for the three months ended June 30, 2025, remaining relatively flat year over year.

Loss on digital assets held for investment, net

Loss on digital assets held for investment, net, was $0.5 million for the three months ended June 30, 2026, with no such losses incurred during the three months ended June 30, 2025. The loss reflects the decrease in value of the Company's digital asset holdings during the current period, consistent with broader market price declines, particularly among alternative coins ("altcoins") in which the Company is invested. The Company did not hold any digital assets for investment during the three months ended June 30, 2025, and therefore no gain or loss was recognized in that period.

Other income (expense), net

Other income, net was $1.1 million for the three months ended June 30, 2026, compared to a nominal net expense of $0.1 million for the three months ended June 30, 2025, a fluctuation of $1.2 million. The change was primarily driven by unrealized gains on the Company's investment portfolio during the current-year period.

Change in fair value of simple agreements for future equity

The change in the fair value of simple agreements for future equity resulted in a $4.3 million loss for the three months ended June 30, 2026, representing an increase of $3.9 million compared to a $0.4 million loss for the same period in 2025. The change was primarily driven by an increase in the Company's underlying stock price, a higher probability of completing its Business Combination, the closer proximity to the merger close date of July 1, 2026, and the finalization of the number of shares to be issued based on the Company's final capitalization immediately prior to the merger close date.

Change in fair value of derivative liability

The change in the fair value of the derivative liability resulted in a $21.8 million gain for the three months ended June 30, 2026, representing a $24.6 million change compared to an unrealized loss of $2.8 million for the same period in 2025. The current period gain was primarily driven by the 2024 Convertible Notes, as the increase in the estimated fair value of our common stock in anticipation of the Business Combination resulted in holders being expected to convert at the fixed conversion price, which effectively extinguished the value of the associated derivative. The remaining balance relates to the 2025 Convertible Notes, which continued to carry some fair value given that holders were expected to convert at a discounted price.

Change in fair value of option liability

The change in the fair value of the option liability for the three months ended June 30, 2026 resulted in a $29.3 million loss, representing a $28.3 million increase in the loss compared to a $1.0 million loss for the same period in 2025. The change was primarily driven by an increase in the Company's underlying stock price, a higher probability of completing its Business Combination, the closer proximity to the merger close date of July 1, 2026, and the finalization of the number of shares to be issued based on the Company's final capitalization immediately prior to the merger close date.

Provision for income taxes

The provision for income taxes for the three months ended June 30, 2026 was de minimis, compared to a provision of $0.1 million for the three months ended June 30, 2025. The income tax provision for both periods primarily relates to the portion of tax-deductible goodwill that increases our deferred tax liabilities which is not fully offset by our deferred tax assets related to new operating losses due to limitations on net operating loss utilization.

Net loss from discontinued operations

There were no losses from discontinued operations for the three months ended June 30, 2026, compared to a loss of $0.6 million for the three months ended June 30, 2025. The Company sold its discontinued operations, the Securitize for Advisors reporting unit, in the fourth quarter of 2025; accordingly, there were no operations or results from this business in the current period.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The following table summarizes the results of operations for the periods indicated:

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Revenue	$33,914,311	$29,296,195	$4,618,116	16%

Operating costs and expenses:
Cost of revenue (exclusive of items shown below)	8,451,012	5,279,281	3,171,731	60%
Selling, general & administrative	15,955,352	6,845,087	9,110,265	133%
Compensation and benefits	19,648,481	20,005,074	(356,593)	(2)%
Provision for expected credit losses	1,600,587	186,273	1,414,314	759%
Loss on digital assets from operations, net	369,297	1,110,570	(741,273)	(67)%
Total operating costs and expenses	46,024,729	33,426,285	12,598,444	38%
Loss from operations	(12,110,418)	(4,130,090)	(7,980,328)	193%
Other income (expense):
Interest expense	(3,374,490)	(2,840,058)	(534,432)	19%
Interest income	413,505	515,293	(101,788)	(20)%
Dividend income	241,033	85,147	155,886	183%
Loss on digital assets held for investment, net	(1,433,082)	—	(1,433,082)	n/m
Other income (expense), net	1,735,797	431,677	1,304,120	302%
Change in fair value of option liability	(29,176,000)	(487,000)	(28,689,000)	(5,891)%
Change in fair value of simple agreements for future equity	(5,678,000)	(449,000)	(5,229,000)	(1,165)%
Change in fair value of derivative liability	19,842,000	(3,044,000)	22,886,000	752%
Total other expense, net	(17,429,237)	(5,787,941)	(11,641,296)	201%
Net loss from continuing operations before income taxes	(29,539,655)	(9,918,031)	(19,621,624)	198%
Provision for income taxes	(82,199)	(162,275)	80,076	(49)%
Net loss from continuing operations	(29,621,854)	(10,080,306)	(19,541,548)	194%
Net loss from discontinued operations	—	(1,190,854)	1,190,854	(100)%
Net loss	$(29,621,854)	$(11,271,160)	$(18,350,694)	163%

Revenue

Revenue for the six months ended June 30, 2026 was $33.9 million, an increase of $4.6 million compared to $29.3 million for the six months ended June 30, 2025. The increase was primarily driven by growth in asset servicing revenue of $5.7 million, principally from the acquisition of MG Stover in April 2025, partially offset by lower tokenization revenue of $1.1 million, mainly on-chain integration revenue.

Tokenization revenue for the six months ended June 30, 2026 was $19.0 million, a decrease of $1.1 million compared to $20.1 million for the six months ended June 30, 2025. The decrease was primarily attributable to lower revenue from fewer on-chain integrations completed during the current year period as compared to the prior year period. The decline in integration-related revenue was partially offset by recurring revenue generated from ongoing platform support and other tokenization services.

Asset servicing revenue for the six months ended June 30, 2026 was $14.9 million, an increase of $5.7 million compared to $9.2 million for the six months ended June 30, 2025. The increase was primarily driven by the acquisition of MG Stover on April 15, 2025, which expanded the Company's fund administration and related asset servicing capabilities and contributed additional revenue during the six months ended June 30, 2026.

Operating costs and expenses:

Cost of revenue (exclusive of items shown below)

Cost of revenue for the six months ended June 30, 2026 was $8.5 million, an increase of $3.2 million compared to $5.3 million for the six months ended June 30, 2025. The increase was primarily due to the acquisition of MG Stover, which contributed substantially all of the increase through $2.0 million of higher headcount of revenue-generating personnel and $1.2 million primarily of higher software & systems expenses.

Cost of revenue as a percentage of revenue was 24.9% for the six months ended June 30, 2026, compared to 18.0% for the six months ended June 30, 2025. This increase was largely attributable to the acquisition of MG Stover.

Selling, general & administrative

Selling, general & administrative expenses for the six months ended June 30, 2026 were $16.0 million, an increase of $9.2 million compared to $6.8 million for the six months ended June 30, 2025. The increase was driven in part by higher consulting, professional, and accounting fees of $3.9 million, including costs associated with public-company readiness efforts, a portion of which are non-recurring in nature. The increase was also attributable to additional operating costs, including $1.0 million of higher software-related subscription costs and an increase of approximately $4.3 million relating to advertising, conferences, recruiting, licenses, regulatory dues, and depreciation, among others, some of which resulted from the acquisition of MG Stover.

Selling, general & administrative expenses represented approximately 47.0% of revenue for the six months ended June 30, 2026, compared to approximately 23.4% for the six months ended June 30, 2025. The increase as a percentage of revenue was primarily due to higher consulting, professional, and accounting fees, including investments in public-company readiness, which outpaced revenue growth in the current-year period.

Compensation and benefits

Compensation and benefits expense for the six months ended June 30, 2026 was $19.6 million, a decrease of $0.4 million compared to $20.0 million for the six months ended June 30, 2025. This decrease was largely driven by $7.7 million of lower stock-based compensation expense incurred during the current year which is attributable to non-recurring secondary transactions during the prior-year period, and for which there were no comparable transactions in the current period. The decrease was largely offset by $7.3 million of higher salaries & wages, bonus, contractor, and benefits costs, partly driven by the acquisition of MG Stover, as well as generally increased headcount across the business associated with becoming a public company, including at Corporate and the Company's SEC-registered broker dealer.

Compensation and benefits expense represented approximately 57.9% of revenue for the six months ended June 30, 2026, compared to approximately 68.3% for the six months ended June 30, 2025. This decrease as a percentage of revenue was driven by significant revenue growth during the current-year period, which outpaced the increase in compensation and benefits costs, together with lower stock-based compensation expense.

Provision for expected credit losses

Provision for expected credit losses for the six months ended June 30, 2026 was $1.6 million, an increase of $1.4 million compared to $0.2 million for the six months ended June 30, 2025. The increase primarily reflected the write-off of a specific customer's accounts receivable balance.

Loss on digital assets from operations, net

Loss on digital assets from operations, net, was $0.4 million for the six months ended June 30, 2026, a decrease of $0.7 million compared to a $1.1 million loss for the six months ended June 30, 2025. The year-over-year decrease was primarily attributable to a lower volume of digital assets from operations in the current period, as a greater portion of the Company's digital assets are now classified as held for investment.

Other income (expense):

Interest expense

Interest expense was $3.4 million for the six months ended June 30, 2026, an increase of approximately $0.6 million compared to $2.8 million for the six months ended June 30, 2025. The increase was primarily attributable to an increase in the average outstanding balance of our interest-bearing convertible notes during the six months ended June 30, 2026 as compared to the same period last year, driven by the convertible promissory notes issued in September and October 2025.

Interest income

Interest income was $0.4 million for the six months ended June 30, 2026, a decrease of approximately $0.1 million compared to $0.5 million for the six months ended June 30, 2025, remaining relatively flat year over year.

Dividend income

Dividend income was $0.2 million for the six months ended June 30, 2026, an increase of $0.1 million compared to $0.1 million for the six months ended June 30, 2025. The increase resulted from a higher average balance of dividend-bearing investments held during the six months ended June 30, 2026.

Loss on digital assets held for investment, net

Loss on digital assets held for investment, net, was $1.4 million for the six months ended June 30, 2026, with no such losses incurred during the six months ended June 30, 2025. The loss reflects the decrease in value of the Company's digital asset holdings during the current period, consistent with broader market price declines, particularly among alternative coins ("altcoins") in which the Company is invested. The Company did not hold any digital assets for investment during the six months ended June 30, 2025, and therefore no gain or loss was recognized in that period.

Other income (expense), net

Other income, net was $1.7 million for the six months ended June 30, 2026, compared to other income, net of $0.4 million for the six months ended June 30, 2025, representing a net change of $1.3 million year over year. The change was primarily attributable to realized and unrealized gains on certain tokenized investments and other assets held by the Company during the six months ended June 30, 2026.

Change in fair value of simple agreements for future equity

The change in the fair value of simple agreements for future equity resulted in a $5.7 million loss for the six months ended June 30, 2026, representing an increase of $5.3 million compared to a $0.4 million loss for the same period in 2025. The change was primarily driven by an increase in the Company's underlying stock price, a higher probability of completing its Business Combination transaction, the closer proximity to the merger close date of July 1, 2026, and the finalization of the number of shares to be issued based on the Company's final capitalization immediately prior to the merger close date.

Change in fair value of derivative liability

The change in fair value of the derivative liability resulted in an unrealized gain of $19.8 million for the six months ended June 30, 2026, reflecting a $22.8 million fluctuation from the unrealized loss of $3.0 million for the six months ended June 30, 2025. The current period gain was primarily driven by the 2024 Convertible Notes, as the increase in the estimated fair value of our common stock in anticipation of the Business Combination resulted in holders being expected to convert at the fixed conversion price, which effectively extinguished the value of the associated derivative. The remaining balance relates to the 2025 Convertible Notes, which continued to carry some fair value given that holders were expected to convert at a discounted price.

Change in fair value of option liability

The change in fair value of option liability for the six months ended June 30, 2026 was a $29.2 million loss, an increase of $28.7 million compared to a $0.5 million loss for the six months ended June 30, 2025. The change was primarily driven by an increase in the Company's underlying stock price, a higher probability of completing its Business Combination, the closer proximity to the merger close date of July 1, 2026, and the finalization of the number of shares to be issued based on the Company's final capitalization immediately prior to the merger close date.

Provision for income taxes

The provision for income taxes for the six months ended June 30, 2026 was less than $0.1 million, compared to less than $0.2 million for the six months ended June 30, 2025. The income tax provision for both periods primarily relates to the portion of tax-deductible goodwill that increases our deferred tax liabilities which is not fully offset by our deferred tax assets related to new operating losses due to limitations on net operating loss utilization.

Net loss from discontinued operations

There was no loss from discontinued operations for the six months ended June 30, 2026, compared to a loss of $1.2 million for the six months ended June 30, 2025. The Company sold its discontinued operations, the

Securitize for Advisors reporting unit, in the fourth quarter of 2025; accordingly, there were no operations or results from this business in the current-year period.

Non-GAAP Financial Measures

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed here and elsewhere in this Form 8-K/A and Form S-1 the measure of Adjusted EBITDA, a non-GAAP financial measure that we calculate as Net loss from continuing operations excluding: Depreciation and amortization expense, Provision for expected credit losses, Share-based compensation expense, Provision for income taxes, Interest income, Interest expense, Dividend income, Loss on digital assets held for investment, net, Other income (expense), net, Change in fair value of simple agreements for future equity, embedded derivatives, and option liability, Acquisition related transaction costs, and Professional fees and other one‑time public company readiness costs. We have provided a reconciliation below of Adjusted EBITDA to Net loss from continuing operations, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA because it facilitates external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures or operating histories. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results.

We believe it is useful to exclude non-cash charges, such as Depreciation and amortization and Share-based compensation expense, from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude Provision for income taxes, Interest income, Interest expense, and other non-routine items as these items are not components of our core business operations.

Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;
•Adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital;
•Adjusted EBITDA excludes one-time non-routine items; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss), and our other GAAP results.

The following tables reconcile Adjusted EBITDA to Net loss from continuing operations, the most closely comparable GAAP financial measure for the periods presented:

	Three Months Ended June 30,
(Unaudited)	2026	2025
Net loss from continuing operations	$(21,689,202)	$(5,538,788)
Add back:
Depreciation and amortization	517,497	600,919
Provision for expected credit losses	1,315,134	111,885
Share-based compensation expense	537,186	1,246,979
Provision for income taxes	39,191	80,216
Interest income	(176,391)	(347,802)
Interest expense	1,105,915	1,389,167
Dividend income	(87,581)	(43,313)
Loss on digital assets held for investment, net	512,615	—
Other income (expense), net	(1,145,805)	148,833
Change in fair value of simple agreements for future equity, embedded derivatives, and option liability	11,733,000	4,114,000
Acquisition related transaction costs	—	43,931
Professional fees and other one‑time public company readiness costs	1,879,717	—
Adjusted EBITDA	$(5,458,724)	$1,806,027

	Six Months Ended June 30,
(Unaudited)	2026	2025
Net loss from continuing operations	$(29,621,854)	$(10,080,306)
Add back:
Depreciation and amortization	1,105,431	914,333
Provision for expected credit losses	1,600,587	186,273
Share-based compensation expense	1,373,774	8,677,983
Provision for income taxes	82,199	162,275
Interest income	(413,505)	(515,293)
Interest expense	3,374,490	2,840,058
Dividend income	(241,033)	(85,147)
Loss on digital assets held for investment, net	1,433,082	—
Other income (expense), net	(1,735,797)	(431,677)
Change in fair value of simple agreements for future equity, embedded derivatives, and option liability	15,012,000	3,980,000
Acquisition related transaction costs	—	290,000
Professional fees and other one‑time public company readiness costs	3,403,127	—
Adjusted EBITDA	$(4,627,499)	$5,938,499

Liquidity and Capital Resources

We have experienced recurring net losses and negative cash flows from operations from inception through December 31, 2025. The Company is in a net loss position for the six months ended June 30, 2026 with a net loss of $29.6 million. The Company has an accumulated deficit of approximately $195.1 million at June 30, 2026. Historically, we have primarily relied on raising capital through debt and equity financings to support our operations.

As of June 30, 2026, we had total liquidity sources consisting of cash and cash equivalents of $33.6 million. As of December 31, 2025 we had cash and cash equivalents of $24.9 million. Subsequent to June 30, 2026, upon consummation of the Business Combination, the combined company received aggregate proceeds of approximately $375 million (net of redemptions and prior to the deduction of transaction and other closing costs), consisting of proceeds released from CEPT's trust account and proceeds from the concurrent PIPE financing. In connection with the Business Combination, the Company incurred estimated transaction and other closing costs of approximately $60 million. See Note 20 — Subsequent Events to our unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2026 and 2025 included in this filing for additional information. We believe our operating cash flows, together with our total liquidity sources on hand, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this filing. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we continue to invest in the expansion of our products and services.

Cash Flows For the Six Months Ended June 30, 2026 and 2025

Cash flows from operating, investing and financing activities, as reflected in the accompanying consolidated statements of cash flow, are summarized in the following table:

	Six Months Ended June 30,
	2026	2025
Net cash flows used in operating activities	$(13,731,531)	$(10,968,560)
Net cash flows provided by (used in) investing activities	2,967,515	(1,706,815)
Net cash flows provided by financing activities	19,369,419	992,248
Effect of exchange rate changes on cash	122,285	333,287
Net increase (decrease) in cash and cash equivalents	$8,727,688	$(11,349,840)

Operating Activities

Net cash used in operating activities was $13.7 million for the six months ended June 30, 2026, compared to net cash used in operating activities of $11.0 million for the six months ended June 30, 2025, representing an increase in cash used of $2.7 million. Our largest source of cash provided by operating activities are revenues generated from Tokenization and Asset Servicing. Our primary uses of cash in operating activities include payments to employees for compensation, professional services, and other operating costs such as software subscriptions, insurance, and marketing, among others.

Although the net losses generated during the period increased by $18.4 million, these were largely offset by an increase of $5.7 million in the non-cash adjustments to reconcile net loss to net cash used in operating activities during the same period, in addition to changes in the Company's working capital which is further described below.

The increases to the non-cash adjustments to reconcile net loss to net cash used in operating activities primarily consisted of higher losses on fair value adjustments related to digital assets of $0.7 million, and the aggregate changes in the fair values of simple agreements for future equity, embedded derivatives, and the option liability increasing by a total of $11.0 million. These increases to the non-cash adjustments for reconciling net loss to net operating cash flows were also partially offset by lower share-based compensation expenses that reduced net operating cash flows by $7.3 million.

Changes in working capital also contributed to the change in cash flows used in operating activities, resulting in $10.7 million of additional operating cash inflows versus prior year. The primary fluctuations in working capital accounts that resulted in less cash used in operating activities are the result of cash flow management whereby the change in accrued expenses and other current liabilities increased by $6.0 million relative to the prior period. Additionally, changes in the Company’s working capital accounts that represent amounts not settled in cash, including digital assets receivable (reflecting an unconditional right to receive digital assets in the future) and digital assets received as consideration from operations resulted in an increase of $7.2 million of operating cash flows relative to the prior period.

Net cash used in operating activities from discontinued operations decreased by $0.4 million for the six months ended June 30, 2026, because the Company disposed of the discontinued operation during the year ended December 31, 2025. There were no cash flows related to investing or financing activities from discontinued operations during either of the periods presented.

Investing Activities

Net cash provided by investing activities was $3.0 million for the six months ended June 30, 2026, compared to net cash used in investing activities of $1.7 million for the six months ended June 30, 2025, representing a change of $4.7 million. For the six months ended June 30, 2026, the primary source of investing cash was $5.1 million in proceeds from redemptions of tokenized assets held for investment and $1.2 million in proceeds from sales and redemptions of available-for-sale marketable securities, as well as $0.7 million in partial repayments received on notes receivable from related parties. These inflows were partially offset by $2.8 million in originations of and disbursements for notes receivable to related parties, $0.6 in purchases of investments in available-for-sale marketable securities, and $0.6 million in purchases of equipment and other long-lived assets.

For the six months ended June 30, 2025, the primary use of cash was the $21.1 million acquisition of MG Stover, net of cash acquired. This outflow was substantially offset by $22.0 million in proceeds from participation in and closing positions in DeFi activities. Additional uses of cash included $1.8 million in investment activities in DeFi involving the use of cash equivalents, $0.6 million in purchases of tokenized assets for investment, and $0.6 million in net originations of notes receivable to related parties, consisting of $0.8 million in originations partially offset by $0.2 million in partial repayments received. These outflows were partially offset by $0.9 million in proceeds from sales and redemptions of available-for-sale marketable securities, while $0.5 million in purchases of additional available-for-sale marketable securities represented an additional use of cash.

Financing Activities

Net cash provided by financing activities was $19.4 million for the six months ended June 30, 2026, compared to $1.0 million for the six months ended June 30, 2025.

For the six months ended June 30, 2026, cash provided by financing activities was primarily driven by $20.0 million in proceeds received from a lead investor in connection with the exercise of a preferred stock option, recorded as an option prepayment liability as of June 30, 2026 as the related shares had not yet been issued. Additionally, the Company received $0.8 million in proceeds from the exercise of stock options. These inflows were partially offset by $1.5 million in payments of deferred offering costs incurred in connection with the Business Combination with Cantor Equity Partners II, Inc.

For the six months ended June 30, 2025, cash provided by financing activities consisted of $0.9 million in proceeds from the issuance of a note payable to a related party and less than $0.1 million in proceeds from the exercise of stock options.

Debt

Simple Agreements for Future Equity

During 2021, we secured proceeds of $4.8 million in connection with the execution of SAFEs with investors. Upon the closing of an equity financing of at least $50,000,000, as defined in the agreements, the SAFEs will automatically convert into shares of preferred stock, equal to the SAFE purchase amount divided by the purchase price in the equity financing. If there is a liquidity event, defined as a change of control or an initial public offering, the SAFE holders will be entitled to receive a portion of the proceeds equal to the greater of the SAFE purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity price, as defined in the agreements. There were no additional SAFEs executed during the three and six months ended June 30, 2026 or 2025. In October and November of 2025 the SAFEs were amended to provide that they will automatically convert into shares of preferred stock concurrently with the closing of the Business Combination. Subsequently, on July 1, 2026, the SAFEs converted into shares of the Company's common stock in connection with the closing of the Business Combination.

Hamilton Lane SF6

During 2024, the Company was provided $6.0 million from investors which is to be transferred to the Hamilton Lane SF6 — Securitize Tokenized Feeder Fund, Ltd upon certain capital calls. The Company is required to fund Hamilton Lane SF6 — Securitize Tokenized Feeder Fund, Ltd via these capital calls with the funds provided by the investors, and the entire amount is due and payable in full no later than five years from the date of the respective advance. This obligation bears 0% interest and as of December 31, 2024, the outstanding balance under the obligation was $2.5 million, which was fully settled by the Company during the year ended December 31, 2025 through transferring funds to the Hamilton Lane SF6 — Securitize Tokenized Feeder Fund, Ltd. As such, as of December 31, 2025 there was no outstanding payable balance.

Line of Credit

We maintain a margin credit line with UBS Financial Services Inc., secured by our investment portfolio held at UBS. The borrowing capacity under this arrangement is not a fixed commitment but rather is determined based on a percentage of the market value of eligible collateral in the UBS investment account. As such, the total amount available to borrow fluctuates with changes in the value of the underlying investments. Borrowings under the margin line bear interest at a variable rate based on the One-Month SOFR plus 65 basis points (4.28% at June 30, 2026 and 4.44% at December 31, 2025). The total commitment availability on the line of credit is limited to the amount of capital invested with UBS at a given time, which amounted to $0.6 million at both June 30, 2026 and

December 31, 2025. There were no borrowings on the line of credit during the six months ended June 30, 2026 nor during the year ended December 31, 2025.

Convertible Promissory Notes Payable

During the years ended December 31, 2025 and 2024, we entered into note purchase agreements with certain investors, pursuant to which we issued convertible promissory notes for an aggregate principal amount of approximately $30.0 million (the “2025 Notes”) and $49.9 million (the “2024 Notes”), respectively. The notes accrue interest at 5% per annum, provided that, upon the occurrence and during the continuance of certain Events of Default (as defined in the note purchase agreements), interest will accrue daily at rate of 15% per annum. The notes mature 36 months from issuance. They include multiple conversion triggers: (1) Non-Qualified Financing, (2) Qualified Financing (3) Change of Control, and (4) Maturity Date, and the 2025 Notes includes a (5) Business Combination Transaction trigger. The notes are expected to automatically convert into shares of Securitize Preferred Stock concurrently with the closing of the Transactions (and, pursuant to the Business Combination Agreement, will be converted into shares of Securitize Common Stock and then exchanged for shares of PubCo Common Stock).

1.Non-Qualified Financing: In the event of a smaller financing or Qualified IPO, investors may elect to convert their notes into the same securities issued in that round, at the same price per share paid by investors in the non-Qualified Financing.
2.Qualified Financing - A bona fide equity financing (or series) with third‑party lead investors, excluding any conversions of this Note or other convertible securities, with the per‑share price determined without giving effect to the Notes.
3.Change of Control: Upon a change in control event, the investor is entitled to repayment of the full outstanding balance of principal and accrued unpaid interest.
4.Maturity: For the 2024 Notes, if not converted earlier, the notes will convert at maturity into newly authorized Series B-5 Senior Preferred Stock, with a 1.0x non-participating senior liquidation preference, at a conversion price equal to 75% of the most recently issued preferred equity price. The 2025 Notes do not convert upon maturity but rather are to be paid in cash.
5.SPAC Transaction: For the 2025 Notes, in the event of a SPAC Transaction, the investors outstanding principal and any unpaid accrued interest shall automatically convert in whole without any further action by the investor into a number of shares of common stock of the surviving public company in such SPAC Transaction equal to the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal.

NHTV Side Letter Option

In connection with the Series B‑1 preferred stock issuance, the Company had previously granted a lead investor an option to purchase up to $20,000,000 of preferred stock upon the occurrence of a qualifying event. On April 28, 2026, the investor delivered a conditional notice to exercise the option in full at an exercise price of $15.56 per share (subject to adjustment), representing 1,285,347 shares of the Company's Series option redeemable convertible preferred stock, subject to consummation of the SPAC Transaction. On June 25, 2026, the Company received aggregate cash proceeds of $20,000,000 from the investor in connection with the option exercise prepayment. Since the related preferred shares were not issued until July 1, 2026, the Company recorded the proceeds as an option prepayment liability in the accompanying condensed consolidated balance sheets as of June 30, 2026.

Contractual Obligations and Commitments

The following table presents a summary of our contractual obligations as of June 30, 2026:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Convertible promissory notes payable	$79,915,000	$ —	$79,915,000	$ —	$ —
SAFEs(1)	16,127,000	—	—	—	—
NHTV Side Letter Option(2)	40,566,000	—	—	—	—
Total Contractual Obligations (3)	$136,608,000	$—	$79,915,000	$—	$—

The following table presents a summary of our contractual obligations as of December 31, 2025:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Convertible promissory notes payable	$79,915,000	$—	$79,915,000	$—	$—
SAFEs(1)	10,449,000	—	—	—	—
NHTV Side Letter Option(2)	11,390,000	—	—	—	—
Total Contractual Obligations (3)	$101,754,000	$—	$79,915,000	$—	$—

(1) The SAFEs will automatically convert into shares of preferred stock upon a qualified financing. Therefore, there is a contractual obligation to issue this preferred stock as of June 30, 2026 and December 31, 2025, however, there is no contractual cash payment to be included in this table. The fair value of the SAFEs as of June 30, 2026 and December 31, 2025 are included within this table in the Total column.
(2) The NHTV Side Letter Options can be exercised into shares of preferred stock upon the occurrence of a qualified capital raise, an IPO, or a deemed liquidation event. Therefore, there is a contractual obligation to issue this preferred stock as of June 30, 2026 and December 31, 2025, however, there is no contractual cash payment to be included in this table. The fair value of the NHTV Side Letter Option as of June 30, 2026 and December 31, 2025 is included within this table in the Total column.
(3) As disclosed in Note 20 of the unaudited condensed consolidated financial statements, in connection with the closing of the Business Combination on July 1, 2026, each convertible promissory note and each Simple Agreement for Future Equity was converted into shares of the Company's common stock. Additionally, pursuant to the NHTV Side Letter, the NHTV option was exercised for shares of the Company's preferred stock, which were automatically converted into shares of the Company's common stock immediately prior to the effective time of the Business Combination and thereafter exchanged for PubCo common stock.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Potential risks are discussed below.

Token Market Price Risk

Our digital assets will be measured using observed prices from active exchanges which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through 'Loss on digital assets from operations, net’ and ‘Loss on digital assets held for investment, net’. Therefore, negative swings in the market price of our digital assets could have a material impact on our earnings and on the carrying value of our digital assets.

Custodian Risk

Following the Transactions, PubCo will utilize third-party custodians, which we will select based on various factors, including their financial strength and industry reputation. Custodian risk refers to the potential loss, theft, or misappropriation of our digital assets due to operational failures, cybersecurity breaches, or financial difficulties experienced by these third parties. Although we periodically monitor the financial health, insurance coverage, and security measures of our custodians, reliance on such third parties inherently exposes us to risks that we cannot fully mitigate.

Under the SEC Glossary definition of a crypto asset, meaning any digital representation of value that is recorded on a cryptographically secured distribution ledger, our crypto digital asset holdings consist primarily of (i) stablecoins, such as USDC (classified as a cash equivalent) and USDT, which we use for day-to-day operating activities, (ii) cryptocurrencies and digital tokens associated with protocols integrated into the digital securities protocol that are obtained in the ordinary course of our operations, including tokens such as Aptos (APT), Mantle (MNT), ZKsync (ZK), and Wormhole (W), (iii) tokenized assets, including regulated securities and other financial instruments such as BUIDL, VBILL, ACRED, and other tokenized RWA investments issued through the Company’s platform, and (iv) to a lesser extent, cryptocurrencies such as ETH, SOL, POL, and other similar digital assets that we hold primarily to pay blockchain transaction fees required to support our operations.

Digital assets held on trading platforms are subject to the operational control of the platform operators, and could potentially be lost or impaired due to fraud or negligence of the platform operators. The Company mitigates this risk by performing regular reviews of each digital asset trading platform on which it transacts, distributing its digital assets across multiple different trading platforms to reduce concentration risk, and holding assets in self-custody where appropriate.

We hold certain crypto assets as part of our corporate treasury through third-party custodians, including hosted custodial wallets offered by Coinbase and, to the extent applicable, OKX. In these arrangements, we do not control the private keys associated with the crypto assets and rely on the custodian’s operational controls to safeguard the assets. Because our treasury crypto assets may be held in omnibus or pooled custody structures rather than in individually segregated, on-chain wallets dedicated to us, we may face heightened risk in the event of a loss, operational failure, security incident, or a reconciliation shortfall at a custodian.

While Coinbase and OKX maintain certain insurance policies, such insurance, if any, is generally shared among all the third-party exchanges’ customers and is not specific to the Company. As a result, such coverage may be insufficient to fully protect the Company against losses. The Company does not believe that its digital assets held through these exchange accounts are materially insured. The Company’s treasury crypto assets held by third party custodians are not insured by the FDIC, SIPC, or any comparable governmental insurance program. Further, the Company acknowledges that the bankruptcy or insolvency of a third party custodian could adversely affect its ability to access or recover its treasury crypto assets.

The Company’s policy is to maintain the majority of its digital assets in self-custody using Fireblocks, Inc.'s (“Fireblocks”) MPC-based custody technology. Fireblocks provides the Company with a software-as-a-service platform for utilizing its MPC-based advanced cryptographic system for transaction authorization through distributed threshold computations, such that a complete private key is never generated, reconstructed, or stored in any single location. This approach is intended to enhance security while retaining operational flexibility. Digital assets held with third-party custodians, such as Coinbase or OKX, are limited to amounts necessary to support short-term trading and liquidity needs. The selection of such custodians and the allocation of assets among them are determined based on the specific operational requirements and regulatory considerations of the subsidiary managing the funds. The Company periodically reviews its custody arrangements and asset allocations to ensure alignment with its risk management, liquidity, and operational objectives.

The Company does not currently maintain insurance coverage for digital assets held in the Company’s corporate treasury and self-custodied through Fireblocks. During each of the periods presented, the Company has held no crypto assets under custody on behalf of third parties, and accordingly all digital assets reported on the Company’s balance sheets were under the accounting control of the Company. The custodian risks described herein relate solely to digital assets held by the Company in corporate treasury for its own account or, if applicable, holdings safeguarded on behalf of third parties via arrangements that hold the Company responsible for the safekeeping of such assets. The Company does not consider the amounts recorded for customer escrow balances, paying agent activities, or other third party assets and liabilities recorded in connection with the Company’s distribution service arrangements to be subject to this custodian risk based on the Company’s sole responsibility as an intermediary for the issuer of the related funds (i.e. the custodian). Accordingly, as of June 30, 2026 and December 31, 2025, the crypto assets held by the Company that are subject to this custodian risk are solely related to the digital assets held in the Company’s corporate treasury.

Fireblocks serves solely as a technology service provider and does not custody, possess, or control the Company’s crypto assets, does not act as a custodian, agent, or fiduciary, and does not transact on behalf of the Company. The Company retains exclusive control over its digital assets and wallets, including all policy-setting authority, governance rights, approval thresholds, wallet controls, and transaction authorization decisions.

MPC’s cryptographic properties solely allow for signing operations to occur via interactive, distributed computations between fragmented share(s) that all must participate and in which no fully-formed private key is assembled or maintained at any stage, and no individual share confers signing authority on its own. No individual share confers signing authority, as each represents an incomplete fragment of the signing material that cannot be combined into a usable private key by any party. Each share contains only a mathematically incomplete fragment of the signing material and lacks sufficient entropy or structure to be combined — by us, the provider, or any other party — into a usable private key to authorize transactions.

Accordingly, as of June 30, 2026 and December 31, 2025, the Company did not have any private keys that were maintained in more traditional hot or cold storage solutions given the MPC properties which underly the Fireblocks platform that the Company utilizes. This is due to the underlying properties of MPC-based technology which, unlike private-key or multi-signature models, enables transaction-signing via a threshold computation requiring participation of a predefined subset of shares without ever exposing or reconstructing a fully-formed private key.

In addition to maintaining the majority of its crypto assets in self custody through Fireblocks’ MPC framework, the Company notes that most of the digital assets it holds — both within self custody and in the aggregate for each period presented — are tokenized securities issued natively on-chain by Securitize (see table below). These tokenized securities are recorded and maintained under the same controlled issuer and transfer agent framework that governs all securities issued on the Company’s platform. Unlike native cryptocurrencies, Securitize issued tokenized securities represent interests in real world assets or other securities and are subject to the same federal securities laws and standards as traditional off-chain securities. As a result, the on-chain token is a native representation of the underlying security and maintains the same economic value.
Securitize also serves as the exclusive digital transfer agent for tokenized securities issued on the Company’s platform. In this role, Securitize has established operational procedures and controls designed to ensure completeness and accuracy of off-chain investor ownership records in the event of disruptions to normal blockchain processes.

As digital transfer agent for each tokenized fund, the Company has implemented backstops and manual workflows to maintain platform functionality and accurate recordkeeping if automated systems or API integrations fail. If a smart contract malfunction or other disruption prevents a holder from transferring tokenized securities to the designated redemption wallet — for example, due to loss of access to a wallet, private key, or partial key share — the Company may facilitate redemption through alternative procedures. These procedures may include (i) burning and reissuing the tokenized security to a new verified whitelisted wallet for the holder, followed by transfer to the redemption wallet, or (ii) manually burning the tokenized security upon appropriate verification and supporting documentation of the holder. These processes are generally completed on the same business day, subject to required verification and processing constraints.

The Company believes that these characteristics of tokenized securities provide an additional layer of protection relative to native crypto assets. Even if an on-chain wallet were hacked or otherwise compromised, ownership records maintained through the transfer agent framework remain authoritative, and the primary risk would generally be limited to delays in settlement timing due to reliance on manual processes rather than automated blockchain execution. Accordingly, the Company has assessed the custodian risk for native crypto assets relative to the Securitize-issued tokenized securities held in self-custody on Fireblocks separately given the risk of total loss is higher for any native crypto assets without real-world asset backing.

The relationship with Fireblocks is governed by a Master SaaS Agreement and related order forms, pursuant to which Fireblocks provides a non-exclusive, non-transferable license to its platform. The agreement expressly provides that Fireblocks is not a custodian or agent and that the Company retains exclusive ownership and control over all cryptographic share(s), wallets, and digital assets at all times. The Fireblocks Master SaaS Agreement generally provides for a one-year term, with automatic renewals for additional one-year periods upon execution of a new order form reflecting any updated terms, limits, or fees. Either party may terminate the agreement with at least 30 days’ written notice before the end of any annual term.

OKX’s Terms of Service remain in effect for so long as a user maintains an account on the platform and may be terminated at the user’s request or at OKX’s discretion. OKX retains broad rights to suspend or terminate accounts or services at any time, with or without notice, and upon termination may return remaining assets subject to fees, legal requirements, and compliance obligations.

Coinbase’s User Agreement remains in effect for so long as a user maintains an account on the platform and may be terminated by the user at any time or by Coinbase in its sole discretion. Coinbase retains broad rights to suspend, restrict, or terminate accounts or services at any time (including without notice), and upon termination users are generally permitted a limited period to withdraw remaining assets, subject to applicable fees, legal requirements, and compliance obligations.

During the period ending June 30, 2026, as well as for the years ending December 31, 2025 and December 31, 2024, the Company engaged with third party crypto asset trading platforms to facilitate various transactions, utilizing the following centralized exchanges to secure the Company’s digital assets:

Exchange	Location
OKX	Seychelles
Coinbase	United States

As of June 30, 2026, the breakdown of digital assets deposited with each of the third-party centralized crypto asset trading platforms, native cryptocurrencies and other digital assets held in self-custody, and Securitize tokenized securities that are held in self-custody and also maintained under the Company’s transfer agent framework, as a percentage of total crypto assets owned by the Company is as follows:

Exchange	Location	% of digital assets by market value
OKX	Seychelles	3.1%
Coinbase	United States	0.4%
Crypto Assets under Self-Custody (Fireblocks)		6.6%
Securitize Tokenized Securities (Fireblocks & Transfer Agency Backstop)		89.9%
		100.0%

As of December 31, 2025, the breakdown of digital assets deposited with each of the third-party centralized crypto asset trading platforms, native cryptocurrencies and other digital assets held in self-custody, and Securitize tokenized securities that are held in self-custody and also maintained under the Company’s transfer agent framework, as a percentage of total crypto assets owned by the Company is as follows:

Exchange	Location	% of digital assets by market value
OKX	Seychelles	9.3%
Coinbase	United States	0.6%
Crypto Assets under Self-Custody (Fireblocks)		2.0%
Securitize Tokenized Securities (Fireblocks & Transfer Agency Backstop)		88.1%
		100.0%

Accordingly, as of June 30, 2026 and December 31, 2025, no centralized digital asset trading platform held more than 10% of the Company’s digital assets.

Interest Rate Risk

Our results of operations are exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public company reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, certain requirements related to the disclosure of executive compensation in this filing, the Form S-1, and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We have also taken advantage of the ability to provide reduced disclosure of financial information in this Form 8-K/A, consistent with the disclosures of financial information in the S-1, such as being permitted to include only two years of audited financial information and two years of selected financial information in addition to any required annual financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of PubCo common shares pursuant to an effective registration statement or (b) in which it has total annual gross revenue of at least $1,235,000,000 (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) it is deemed to be a large accelerated filer, which means the market value of PubCo common shares that are held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter, or (y) the date on which it has issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common shares held by non-affiliates exceeds $250,000,000 as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies more difficult.

Critical Accounting Estimates

Our financial statements and the accompanying notes thereto included elsewhere in this Form 8-K/A are prepared in accordance with GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe the following critical accounting estimates used in the preparation of our consolidated financial statements affect our more significant judgments and estimates.

Business combinations

We account for business acquisitions using the acquisition method of accounting, in accordance with ASC 805, under which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Our management exercises significant judgments in determining the fair value of assets acquired and liabilities assumed, as well as intangible assets and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as our current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to the fair value of assets and liabilities made after the end of the measurement period are recorded within our operating results.

Revenue

See notes to the consolidated financial statements, Summary of Significant Accounting Policies — Revenue Recognition, for information regarding our significant accounting policies over revenue recognition.

Many of our on-chain contracts with customers include multiple performance obligations, and we make estimates and judgments to allocate the transaction price to each performance obligation based on an observable or estimated standalone selling price (“SSP”). The SSP is the price, or estimated price, of the service when sold on a standalone basis at contract inception. We consider our evaluation of SSP to be a critical accounting estimate.

An observable price of a good or service sold separately provides the best evidence of SSP. However, in many situations, SSP will not be readily observable, but must still be estimated using reasonably available information. We do not have directly observable standalone selling prices of our on-chain services given the recent launch of this service line, the novel nature of the product, and the fact that the current pricing is highly variable. Therefore we use a variation of an expected cost approach which relies on a historical level of effort metric, along with our judgment, to establish SSP for this revenue stream. As such, the establishment of SSP of our on-chain services directly impacts the amount of revenues recognized for those services, and therefore also impacts the overall timing of revenue recognition.

We review and analyze the SSP we have established for our on-chain services annually, and these SSPs do not change significantly year to year. We also assess whether any new observable data has become known that would provide a more accurate estimate of SSP or whether the current method to estimate SSP continues to be a fair allocation of the transaction price.

In the future, SSP for our on-chain services could be impacted by various factors, including potential changes in our pricing practices, pricing for contract renewals, customer demand for our services, and various market or economic conditions. However, we consider the risk of significant volatility in our established SSP to be small given our internal processes to monitor SSP on an ongoing basis and react to trends that could impact the future SSPs.

Stock-based compensation

We account for share-based awards under the recognition and measurement provisions of Accounting Standards Codification Topic 718, Stock-Based Compensation. In the absence of a public trading market, our management and board of directors considered various objectives and subjective factors to determine the fair value of Securitize’s common stock as of each grant date, including the value determined by a third party valuation firm. These factors included, among other things, the following:

•our actual operating and financial performance and estimated trends and prospects for our future performance;
•the weighted average cost of capital;
•the timing and probability of liquidity events;
•consideration of the lack of liquidity of the common stock as a private company;
•our stage of development, business strategy, and the material risks related to our business and industry;
•the valuations of publicly traded companies in the financial services and digital asset sectors, as well as recently completed mergers and acquisitions of peer companies;
•external market conditions affecting the digital assets sector;
•the likelihood of achieving a liquidity event for the holders of our common stock
•the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock; and
•the prices of our convertible preferred stock and common stock sold to investors in arm’s-length transactions

Our policy is to value our common shares at least annually with significant events potentially requiring additional valuations.

We use the Black-Scholes option pricing model (“Black-Scholes”) to estimate the grant-date fair value of option grants. The Black-Scholes model requires management to make a number of key assumptions, including expected volatility, expected term, risk-free interest rate, and expected dividends. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. Treasury notes with a life that approximates the expected term. Share-based compensation cost is measured at the grant date based on the fair value of the underlying common stock and is recognized as expense over the requisite service period.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense for future periods could be materially different, including as a result of adjustments to share-based compensation expense recorded for prior periods.

Income Taxes

When recognizing the tax benefit, a tax position must be more likely than not to be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss, capital loss, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we establish a valuation allowance. As of June 30, 2026, December 31, 2025, and December 31, 2024, we maintained a full valuation allowance against our deferred tax assets, as management concluded that it is not more likely than not that these assets will be realized based on current projections of future taxable income. Because we maintain a full valuation allowance, our income tax provision for the six months ended June 30, 2026 consisted primarily of deferred tax expense associated with tax-deductible goodwill. This goodwill generates a deferred tax liability that is not fully offset by our deferred tax assets related to net operating loss carryforwards because of limitations on the utilization of those carryforwards. If future operating results improve such that realization of deferred tax assets becomes more likely than not, we may release all or a portion of the valuation allowance, which could result in a material income tax benefit in the period of release.

Valuation of Liability Classified Financial Instruments

We measure certain liability classified financial instruments at fair value at each reporting period presented. These liability classified financial instruments consist of a bifurcated derivative related to our convertible notes, options to purchase preferred stock, and SAFEs. We believe the estimate of fair value of these financial instruments requires significant judgment. We measured the fair value using both observable and unobservable inputs and this measurement reflects our best estimates of the assumptions a market participant would use to calculate fair value. The significant unobservable inputs used include, but are not limited to:

•timing and probability of liquidity and other events;
•volatility
•discount rate; and
•fair value of the underlying stock.

Changes in fair value are reported in ‘Other income (expense), net’ in the consolidated statements of operations and comprehensive loss in each reporting period subsequent to the issuance. In the future, depending on the valuation approaches used and the expected timing and weighting of each, the inputs described above, or other inputs, may have a greater or lesser impact on our estimates of fair value.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, we assess the recoverability of long-lived assets, which include property and equipment and intangible assets, whenever significant events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If indicators of impairment exist, projected future undiscounted cash flows associated with the asset group are compared to its carrying amount to determine whether the asset group’s carrying value is recoverable. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. We determined that there were no indicators of impairment for the six months ended June 30, 2026, as well as for the years ended December 31, 2025 and 2024 for our long-lived assets.

Impairment of Goodwill

We assess goodwill for impairment on an annual basis as of October 1, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. Management regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends and lower projections of profitability that may impact future operating results. The process of evaluating the potential impairment of goodwill requires significant judgment. In performing our annual goodwill impairment test, we are permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, including goodwill. In performing the qualitative assessment (“Step 0 test”), management considers certain events and circumstances specific to the reporting unit and the entity as a whole, such as macroeconomic conditions, industry and market considerations, overall financial performance and cost factors when evaluating whether it is more likely than not that the fair value of any of the reporting units is less than its carrying amount. We are also permitted to bypass the qualitative assessment and proceed directly to the quantitative test. If we choose to undertake the qualitative assessment and conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we would then proceed to the quantitative impairment test (“Step 1 test”). In the quantitative assessment, we compare the fair value of the reporting unit to its carrying amount, which includes goodwill. If the fair value exceeds the carrying value, no impairment loss exists. If the fair value is less than the carrying amount, a goodwill impairment loss is measured and recorded for the difference.

We determined there were no triggering events identified and therefore no impairment charges related to goodwill recognized during the six months ended June 30, 2026. During the year ended December 31, 2025, specifically Q3 2025, we determined there was a triggering event related to our Securitize for Advisors reporting unit, as the total consideration expected from its eventual sale was substantially less than the carrying value of the reporting unit. Therefore, we recorded goodwill impairment of $4.1 million based on the total consideration expected from the sale of the Securitize for Advisors reporting unit. There were no triggering events identified related to the Company’s remaining reporting units.

Based on the qualitative evaluation performed as of October 1, 2025, we concluded that it is not more likely than not that the fair value of any reporting unit is less than its carrying amount, with the exception of the Securitize for Advisors reporting unit as described above. Therefore, no quantitative impairment test was deemed necessary for any reporting unit other than Securitize for Advisors. This conclusion reflects our judgment that these reporting units continue to generate stable cash flows, operate in favorable market conditions, and maintain a sufficient cushion between fair value and carrying amount.

The Company believes the estimates and assumptions used in its impairment evaluations are reasonable and consistent with those that would be applied by market participants; however, actual results may differ materially from those estimates due to changes in economic or business conditions.

Recently Issued Accounting Standards

See the summary of significant accounting policies note to the unaudited condensed consolidated financial statements of Securitize, Inc. and Subsidiaries included elsewhere in this associated Form 8-K/A for recently issued and adopted accounting standards and recently issued accounting standards not yet adopted as of June 30, 2026.